Registration No. 333-191941

Registration No. 333-91157

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191941

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91157

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MORGAN’S FOODS, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-0562210
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4829 Galaxy Parkway, Suite S Cleveland, OH	44128
(Address of Principal Executive Offices)	(Zip Code)

Morgan’s Foods, Inc. Long-Term Incentive Plan

Morgan’s Foods, Inc. Nonqualified Stock Option Plan for Executives and Managers

Morgan’s Foods, Inc. Key Employees Nonqualified Stock Option Plan

(Full title of the plan)

Kenneth L. Hignett

Executive Vice President, Chief Financial Officer & Secretary

Morgan’s Foods, Inc.

4829 Galaxy Parkway, Suite S

Cleveland, OH 44128

(Name and address of agent for service)

(216) 359-9000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

RECENT EVENTS - DEREGISTRATION OF COMMON SHARES

Morgan’s Foods, Inc., an Ohio corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued Company Common Shares (“Common Shares”) previously registered by the Company pursuant to the following Registration Statements (collectively, the “Registration Statements”):

1.

Registration Statement on Form S-8 (File No. 333-191941), registering 150,000 Common Shares under the Morgan’s Foods, Inc. Long-Term Incentive Plan, filed with the Securities and Exchange Commission on October 28, 2013;

2.

Registration Statement on Form S-8 (File No. 333-91157) registering 436,500 Common Shares under the Morgan’s Foods, Inc. Nonqualified Stock Option Plan for Executives and Managers and the Morgan’s Foods, Inc. Key Employee Nonqualified Stock Option Plan (collective, the “Plans”), filed with the Securities and Exchange Commission on November 17, 1999.

On May 27, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 30, 2014 (the “Agreement”), by and among Apex Restaurant Management, Inc., a California corporation (“Apex”), Apex Brands Foods, Inc., an Ohio corporation and a wholly owned subsidiary of Apex (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Apex.

At the effective time of the Merger, each of the Common Shares that were issued and outstanding immediately before the effective time of the Merger (other than Common Shares owned by Apex and its subsidiaries or held by the Company or its subsidiaries and dissenting Common Shares) were cancelled and extinguished and converted into the right to receive $5.00 in cash, without interest, less any required withholding taxes (the “Per Share Merger Consideration”).

Immediately prior to the effective time of the Merger, each holder of a then-outstanding option to purchase Common Shares under the Plans will be entitled to receive, in settlement thereof, for each Common Share subject to such option, a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share price of the options and (ii) the number of Common Shares subject to such holder’s options not previously exercised, whether or not then vested and exercisable. Each outstanding option or other right to receive Common Shares granted under the Plans, whether or not then vested or exercisable, was cancelled and extinguished and converted into the right to receive $3.50 per share in cash, without interest and less any applicable withholding taxes.

As a result of the merger, the Company has terminated all offerings of its securities pursuant to its existing Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities as of the date of this Post-Effective Amendment.

This Post-Effective Amendment to the Registration Statements shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 28th day of May, 2014.

Dated: May 28, 2014	/s/ Kenneth L. Hignett By: Kenneth L. Hignett
Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ James J. Liguori By: James J. Liguori	/s/ Kenneth L. Hignett By: Kenneth L. Hignett
President and Chief Executive Officer (Principal Executive Officer) Dated: May 28, 2014	Executive Vice President, Chief Financial Officer & Secretary (Principal Financial Officer & Principal Accounting Officer) Dated: May 28, 2014

/s/ James C. Pappas By: James C. Pappas	/s/ Steven S. Kaufman By: Steven S. Kaufman
Chairman and Director Dated: May 28, 2014	Director Dated: May 28, 2014

/s/ Marilyn A. Eisele By: Marilyn A. Eisele	/s/ Bernard Lerner By: Bernard Lerner
Director Dated: May 28, 2014	Director Dated: May 28, 2014